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                                  PP&L, INC.

                         VOTE AND SPECIAL CASH PAYMENT

                                 IN RESPECT OF

                            4-1/2% PREFERRED STOCK
                             CUSIP NO. 69349X 40 9
                             RECORD DATE: 02/26/99

                            IN CONNECTION WITH THE

                 ANNUAL MEETING OF SHAREOWNERS, APRIL 23, 1999


                          -- IMPORTANT INFORMATION --

          THE FORM OF PROXY MUST BE RECEIVED BY THE TABULATION AGENT
                 NO LATER THAN APRIL 23, 1999 AT 1:30 PM EST.

                   THE SPECIAL CASH PAYMENT WILL BE MADE TO
            THE 4-1/2% PREFERRED SHAREOWNERS AS OF THE RECORD DATE
       ONLY IN RESPECT OF EACH SHARE OF 4-1/2% PREFERRED STOCK WHICH IS
             VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT AND
            ONLY IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED.

     PLEASE REFER TO THE ACCOMPANYING PROXY STATEMENT FOR FULL DETAILS
             REGARDING THE VOTE AND THE SPECIAL CASH PAYMENT.


                                                                 March 12, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

We are acting as Tabulation Agent in connection with the solicitation of proxies ("Proxies") from holders of PP&L, Inc. ("the Company") 4-1/2% Preferred Stock upon the terms and subject to the conditions set forth in the Notice of Annual Meeting and Proxy Statement dated March 12, 1999. The Company is soliciting Proxies from the holders of record of the 4-1/2% Preferred
Stock as of the close of business on Friday, February 26, 1999 (the "Record Date") to (1) elect three directors for a term of three years; and (2) approve amendments to the Company's Articles of Incorporation. The Annual Meeting is currently scheduled for April 23, 1999 at 1:30 PM EST.

Subject to the terms and conditions set forth in the Proxy Statement, if (but only if) Proposal 2 (the "Proposed Amendment") is approved and adopted, the Company will make a cash payment of $1.00 per share (the "Special Cash Payment") to each owner of PP&L 4-1/2% Preferred Stock, other than PP&L Resources ("4-1/2% Preferred Shareowner"), who votes in favor of Proposal 2 at the Annual Meeting, in person or by proxy. This payment will be made for each share of 4-1/2% Preferred Stock held by such owner as of the Record Date which is so voted. Special Cash Payments will be made to the 4-1/2% Preferred Shareowners as of the Record Date only in respect of each share of 4-1/2% Preferred Stock which is voted FOR the adoption of the Proposed Amendment and only if the Proposed Amendment is approved and adopted. If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds by check mailed promptly after the Proposed Amendment has become effective.
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As described under "Certain Federal Income Tax Consequences" in the Proxy
Statement, a United States 4-1/2% Preferred Shareowner (as defined) must provide the Company with the owner's correct Taxpayer Identification Number and certify that the owner is not subject to backup withholding of federal income tax by completing the Form W-9 included in the Proxy.

Only owners of 4-1/2% Preferred Stock on the Record Date (or their legal representatives or attorneys-in-fact) are entitled to vote at the Annual Meeting and to receive the Special Cash Payments. Any beneficial owner of shares of 4-1/2% Preferred Stock who is not the registered owner of such shares as of the Record Date (as would be the case for any beneficial owner whose shares are registered in the name of such owner's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record owner of such 4 1/2% Preferred Stock to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial owner of shares intends to attend the Annual Meeting and vote in person, such beneficial owner must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

If a 4-1/2% Preferred Shareowner votes against the Proposed Amendment or abstains from any such vote, such owner shall not be entitled to the Special Cash Payment even if the Proposed Amendment is approved and adopted. The Special Cash Payment will not be made to any owner of Series Preferred Stock, regardless of the outcome of the voting on the Proposed Amendment.

The Company will not pay any fees or commissions to any broker or dealer or other person in connection with the proxy solicitation. However, you will be reimbursed by the Company for reasonable mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients, including the reasonable expenses of overnight courier services.

For your information and for forwarding to your clients for whom you hold Certificates registered in your name or in the name of your nominee or who hold Certificates registered in their own names, we are enclosing copies of the following documents:

1. Notice of Annual Meeting and Proxy Statement

2. Form of Proxy (for delivering the Proxies)

3. Cover Letter to Shareowners

4. Form of letter which you may use for correspondence with your clients, with the Letter of Instructions (to be used by your clients to instruct you to deliver Proxies as to their Certificates);

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to PP&L, Inc. c/o Innisfree M&A Incorporated (as the "Tabulation Agent").

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. THE FORM OF PROXY MUST BE RECEIVED BY THE TABULATION AGENT NO LATER THAN APRIL 23, 1999 AT 1:30 PM EST.

A duly executed and properly completed Form of Proxy and any other required documents should be sent to the Tabulation Agent at its address set forth on the face of the Form of Proxy in accordance with the instructions set forth in the Form of Proxy and in the Proxy Statement. Requests for assistance in filling out and delivering Proxies or for additional copies of the above documents should be addressed to the Proxy Solicitor, Innisfree M&A Incorporated at 888-750-5834 (toll-free) or at 212-750-5833 (call collect) for banks and brokers.

                                          Very truly yours,

                                          PP&L, Inc.
                                          c/o Innisfree M&A Incorporated


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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS AGENT OR AFFILIATE OF THE COMPANY, THE TABULATION AGENT OR THE PROXY SOLICITOR, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PROXY SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROXY STATEMENT AND THE FORM OF PROXY.

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